[Letterhead]

KPMG Peat Marwick LLP
2400 First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, IN  46204-2452




The Board of Directors
Union Acceptance Corporation:

We consent to incorporation by reference in the Registration Statement (No. 333-09717) on Form S-8 of Union Acceptance Corporation of our report dated July 30, 1997 relating to the consolidated balance sheets of the Union Acceptance Corporation and Subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of earnings and cash flows for each of the years in the three-year period ended June 30, 1997, and the related consolidated statement of shareholders' equity for the years ended June 30, 1997 and 1996, which report appears in the June 30, 1997 Annual Report on Form 10-K/A of Union Acceptance Corporation.



/s/ KPMG Peat Marwick LLP

Indianapolis, Indiana
December 23, 1998